Claris
SOLUTIONS

Statement Of Work Confidentially Prepared For:

purple

Facility Process Assessment & Design

V2.3t

17 July 2018


Facility Process Assessment & Design Project

17 July 2018

Terry Pearce
CEO and Founder
Purple
123 East 200 N
Alpine, UT 84004

Dear Terry,

We would like to thank you for your time last week during our on-site visits to both Purple West and Purple East. Everyone we spoke with was very accommodating and eager to answer our questions. As a result of our visit and discussions with you we have prepared a proposal for your review. It is organized in the following manner.

- Background
- Why Claris?
- Project Approach
- Project Scope
- Deliverables
- Timing, Staffing & Fees

We look forward to getting started.

Thanks,

John Legg
Partner
Claris Solutions
C 646.866.9211
john@clarisretail.com

Tony Chaplin
Managing Partner
Claris Solutions
C 317.502.6229
tony.chaplin@claris-solutions.com

Final Proposal Version 2.3t

Background

Purple manufactures and sells mattresses, seat cushions and medical products through two primary channels: on-line store and retail shops such as Mattress Firm and Sam's Club. Purple has two operating facilities in the Salt Lake City area; one in Grantsville, UT where mattresses are manufactured, stored and shipped; and a second location in Alpine, UT where seat cushions and medical products are manufactured.

Purple is experiencing high growth and is planning for high growth in the coming years. With growth the operation is in need of an evaluation and upgrade targeted to improve quality consistency, ensure capacity on the right product and improve customer service levels. Claris has been asked to provide a proposal to address the priority issues in the near term.

Why Claris?

Why should you partner with Claris? Here are just a few competitive advantages with our team.

1. People – our people are our biggest asset. With three (3) senior level, experienced Partners with an attention to solutioning, the best outcomes will be delivered. In addition to our 20 years of consulting experience, all three Partners involved have industry experience. We also have bi-lingual resources to support some of the on-the-floor activities.

2. Independence – it is important to us to maintain independent from any vendors as we perform our work. This is necessary to ensure there is no bias and results in the best solution.

3. Focus – Claris only engages in a few projects each year. This allows us to put the focus and energy toward our current client partners and not be spread too thin or distracted. Also, our current clients have the first right of refusal for any add-on work.

4. Practical & Tactical – Although we have strategic thinking Partners, these same people will spend adequate time on-site learning; understanding what is going on in the facilities at all necessary times of the day.

5. Engineering/ Simple – Our engineers have worked with many vendors to put in place automated solutions. However, it is important not to make a mistake of over-engineering a facility. We have seen this happen and been called in after the fact (911 call) to rescue the situation. Striking the right balance of automation, cost, return, and growth is paramount to the long-term success of the project...keep it simple.

6. Flexibility – We understand that there is a need for flexibility to execute a project of this type. What starts out as the defined need may translate to something different as more information is learned – as the project progresses...Claris is flexible and will adjust to the need in a collaborative approach.

Project Approach

From the on-site visit, Claris identified several areas where opportunities exist, and we could support. However, we are providing a priority list developed during conversations with Terry. Below is the comprehensive list developed while on-site 6.26 and 6.27.

It was determined that instead of conducting a large-scale assessment in all the defined areas below, we would start with a few but manageable priority items.

#		Description	Deliverables	Method/How
1	a	Production	Current process review & opportunities	Observations & documentation, data collection, best methods apply
	b		Efficient processing	Steps, location, idle time, etc.
	c		Flexibility review	Design flexibility, changeover
	d		Node analysis	Flow with assigned labor cost, machine cost
	e		Machine cycle time	Measure observed and potential cycle time in scenario document
	f		QA/QC methods	Review process & data and provide recommendations
	g		Capacity modeling	Create capacity modeling tool - scenario driven
	h		Vendor compliance	Review approach, recommend plan including remediation
2	a	Warehouse	Current process review & opportunities	Process flow each work center via Visio mapping
	b		Warehouse physical design	Review & capacity analysis (3-5 year planning horizon)
	c		WM system requirements/capability match	Review capabilities and provide GAP document (provide requirements)
	d		Storage methods	Velocity based storage design review and recommendations
	e		Picking methodology	Pick engines & methods, batching, optimization, fill path optimization
	f		Site analysis	Transportation, outsourcing (linked to productivity, cost and service level
	g		Locator	Provide locator review for both locations
	h		Shipping/fulfillment	Evaluate service level performance against SC execution improvements
3	a	Labor	Labor planning	Labor standards capture, both current & opportunistic
	b		Worker productivity	Understand current productivity levels and opportunities
	c		Organization chart review	Work with managers, assign effectivness & fitness score
	d		Front line management review	Magic Wand excersize; Survey and/or task time diaries
4	a	Inventory	Inventory control	Forecasting review, MRP, flexibility, optimization levels of inventory
	b		Inventory planning	Raw materials, SC execution, forecasting, systems control
	c		Waste control	Measurement & reduction plan through: labor, machine, process
5	a	Capstone	Opportunity Matrix	Capture BPI via Claris' Opportunity Matrix & Financial analysis
	b		KPI's	Review current and recommend KPI's that drive the business
	c		Innovation	Technology fit & benefit analysis such as RFID or robots (cobots)
	d		Saftey review	Provide insights to safety and recommendations
	e		Tools thoughts & recommendations	Lean, 6 sigma, Kanban, 5S, collaboration tools, SC Execution, JIT, etc

This first phase will focus on the priority items that have been identified:

- Quality of Product
- Inventory Management and Forecasting
- Production Planning and Control
- Simulation Modeling
- Opportunity Matrix and ROI

Project Scope

1. The scope is the analysis, needs and process improvement at both Purple West and Purple East.

2. Included in the scope – both current and needed – include processes within the facilities, the supporting systems, and business process improvement opportunities for the future state

Phase 1 Objectives

1. Assess current state of the facilities – quality review through observations and data collection
2. Translate the needs to provide findings and recommendations for the future state
3. Data request and analysis that drives outcomes for the project
4. Assess financial impact / ROI

Phase 1 Deliverables

#	Track	Deliverables
1	Statistical Quality Control	➔ Review and map the processes, identify specific quality issues at each step ➔ Claris will observe the quality of the product at the end of the process and collect data and catalog reason codes to understand impact of each defective item ➔ We will move upstream to identify root cause for quality issues of low yields, underutilization of machine time, and labor ➔ Understand timings (standards) of each task to create the baseline for improvement ➔ Provide recommendations to remediate that is driven by frequency data ➔ Total Quality Control approach allows us to select those key variables (eg. Raw material yield – how much waste) determine the control limits (upper and lower) of any defect in the process ➔ Measurement and managing the process to reduce key defects to the control limits with the objective of finding the upper and lower control limits that maximizes the result
2	Forecasting and Inventory Management	➔ Review the current forecasting algorithms and methods and measure the GAPS in what is done today – what are the misses in the methodology ➔ Parameter based inventory level optimization ➔ Inventory waste control review and recommendations ➔ Raw materials levels and vendor partnerships, both critical and non-critical ➔ Supply Chain execution optimization to reduce/eliminate down time ➔ Manage raw materials through efficient and effective Materials Resource Planning (MRP) system helps improve inventory management to improve raw material to finished goods inventory ➔ Inventory control allows a manufacture to create statistical based forecast of key materials using the inventory model that fits best ➔ Forecasting demand is the key; once the forecast model is locked in the inventory management method can be chosen that best fits their variability and production process – This can be a "re-order level" or a statistical forecast using averaging or even exponential smoothing ➔ Determine effect on service levels ➔ Provide recommendations to improve forecasting as a method

3	Production Planning & Control	➔ The method of planning production and controlling the process to eliminate bottlenecks and increase capacity in both continuous production and batch production ➔ Consider and test the implement of a Production Control Tool (like MPro3 – our work-center based production planner) to support the match of production to sales projections by increasing the utilization of the critical resources while controlling cost
4	Simulation Modeling	➔ Claris will use simulation software to visually see the product flow of units through the process (requires data inputs such as machine constraints, arrival rates, machine capacities, worker productivity, etc. ➔ This simulation model will be applied to different alternatives to support the decision-making process ➔ The Pro Model tool that we use allows us to model a process (entire production or specific processes) including its characteristics in every aspect (down time, material availability, shifts, productivity, etc.) ➔ Once a Model is created we can launch a production plan on the computer and predict bottlenecks, work-center cost, resource utilization, and ultimately the cost of production ➔ This tool can be used to create opportunities for improvement, however, some clients use this to test production plans on a daily basis
5	Opportunity Matrix / ROI	➔ Utilize Claris Opportunity Matrix to capture and measure all recommendations ➔ Develop and present model in both matrix view and table view in a collaborative approach to ensure alignment and decision support ➔ Calculate the return on investment (ROI) for each recommendation to support prioritization and capital spend, if any

Claris will accomplish these deliverables through on-site observations, video review, data collection and analysis and process mapping.

**NOTE: Claris has worked with Purple to define as best as possible, the deliverables at this point in time. Considering that this is a fluid project, Claris will remain flexible and adjust deliverables as needed. These changes, if any, will be in collaboration with, and approved by Purple leadership.*

🗁 Timing, Staffing, and Fees

Timing

The timing of this project for this initial phase of work is estimated to be to seven (7) weeks. However, given the potential uncertainty of outcomes and holding to the ability to change direction based on discovery – and to remain flexible – Claris is proposing a week to week arrangement after the initial four (4) weeks of work. This allows the Purple team to re-direct the work, if necessary, based on finding and recommendations made through the first four weeks.

Below is a high-level project plan by track. A detailed project plan will be delivered during week number 0 of the project. Note that there will be a once or twice per week project status update where finding and recommendations will be reviewed by the project team – both Purple and Claris. The red milestone after week four is intended for any course correction or change of scope based on information to date.


Week #: 0 1 2 3 4 5 6 7
Week of: 9-Jul 16-Jul 23-Jul 30-Jul 6-Aug 13-Aug 20-Aug 27-Aug
0 Project Management
Weekly updates, project management, deliverables
1 Statistical Quality Control
Data collection, findings/recommendations
Refinement, finalization
2 Forecasting & Inventory Management
Tool assessment, accuracy review
Improved algorythms, test
3 Simulation Modeling
Set up inputs, initial runs
Refinement, finalization
4 Production Planning & Control
Method, develop
Production testing
5 Opportunity Matrix & ROI
Set up Purple model, continue to populate and evolve through project

Staffing

Claris' strength is its people. We will put in place the best resources to ensure project success. One or more of the following Partner resources will be available:

- ➔ John Legg
- ➔ Wade Mosteller
- ➔ Tony Chaplin

In addition, we will employ key resources that have experience in project management and engineering to match the needs of the project.

Professional Fees & Travel Related Expenses

Professional Fees for the initial four (4) week work stream is estimated to be $94,000 plus travel related expenses. Claris will bill on a time and materials basis for actual time worked. This approach provides Purple with the most flexibility. Below is the cost table based on the work described above.

Phase	Weeks	Cost
1. Discovery/Findings	4	$94,000
2. Refine/Implement	3	$57,000
Total	**7**	**$151,000**

The Professional Fees payment schedule is represented in the table below. Claris is offering a 4% discount for Professional Fees that are paid within 10 days of the invoice date. *The Phase 2 payment schedule will be provided after the completion of Phase 1.*

			Early Payment Discount:		4.0%
Week	**Date**	**Milestone**	**Amount**	**%age**	**Discount**
0	20-Jul	Week 0 discovery	$28,200	30%	$27,072
2	3-Aug	F&R through week 3	$32,900	35%	$31,584
4	17-Aug	Phase 1 complete	$32,900	35%	$31,584
		Totals:	$94,000	100%	$90,240

**Note that a $3,500 credit will be provided on the first invoice from the initial visit to the two facilities.*

Travel related expenses will be billed separate from our professional fees. We will separate the expenses in our invoice to properly allocate costs into the following categories: Airfare, Hotel, Ground, Meals, Other. Receipts can be provided if required. We strive to keep our expenses at a minimum planning travel in advance to get the best rates. Typical expenses run between 15 - 22% of total fees, depending on the market. We will follow your company travel policy and take advantage of any corporate hotel rates as you direct.

Statement of Liability

Claris is not responsible for timing delays, scope creep or business interruption due to actions from third party vendors such as an equipment or software provider. Claris will work diligently to meet timelines and project objectives and will call out these concerns that affect the original scope, timeline and cost of the project. To the maximum extent permitted by law, Claris' liability for damages arising from circumstances related to any and all project work is limited to the amount paid in fees to Claris during performance of this project, and any additional work arising proximately from this agreement. This limitation shall apply regardless of the cause of action or legal theory pled or asserted. No action, regardless of form, arising out of this agreement may be brought by any party more than two (2) years after the cause of action has arisen. This agreement and performance hereunder shall be governed by the laws of the State of OK. Venue shall be in Tulsa, Ok 74133. Acceptance of this agreement will be expressly conditional on the acceptance of these terms, and Claris will consider any different or additional terms proposed as a counteroffer, and Claris reserves the right to accept or reject any counteroffers. Claris will expect compensation at the rates stated above for all work completed that was created by situations that are considered outside of Claris control. These would include delays incurred due to expanded configuration phase, software development, interface development, and testing progress or conversion issues. Claris will continue to support project work for as long as required by the client and expects to be compensated for this continued labor. In the case of support outside the stated period of this agreement, Claris requires explicit notice terminating the firms' involvement prior to the completion of any work, and absent any notification, Claris expects compensation at the stated rates of $8,000 per consultant per full week worked.

Note: Claris is a Microsoft Partner Company and all applications are typically developed in Microsoft development tools (C++ and Visual Basic) as well as Microsoft Office 2010 tools (Visio, Excel, Access, and Outlook). Our preference is to use an SQL database for large databases or Access for smaller databases. For Pro Model Simulation models used for validation of design there will be a onetime setup fee of $2,000. The client will keep the model and is free to acquire a Pro Model license to re-run their model. All layout work is completed in either Visio or in AutoCAD at the Engineers discretion unless otherwise requested by the client.

Project Acceptance Page:

Client: Purple

Project: Facility Process Assessment & Design

Start Date: 17 July

Finish Date TBD

Please sign below to consent to the terms of this project as described in this document.

Purple Authorized Signature

By:	Title	Date of Acceptance:
DocuSigned by: Terry Pearce 2DFC61A464CA494...	CEO	8/17/2018 1:46:28 PM PDT

Claris Systems LLC dba **Claris Solutions** Authorized Signature

By: Anthony D Chaplin	Title	Date of Acceptance:
[signature]	Managing Partner	7/17/2018

Please email this page to:
john@clarisretail.com

Claris is not responsible for timing delays, scope creep or business interruptions due to actions from third party vendors, a software provider or unanticipated changes made to the scope by Purple. Claris will work diligently to meet timelines and project objectives and will call out these concerns that affect the original scope, timeline and cost of the project.